Filed Pursuant to Rule 433

Registration Statement No. 333-248253

Issuer Free Writing Prospectus dated August 26, 2020

Relating to Preliminary Prospectus Supplement dated August 24, 2020

TENCENT MUSIC ENTERTAINMENT GROUP

Pricing Term Sheets

1.375% Notes due 2025 (the “2025 Notes”)

Issuer:	Tencent Music Entertainment Group

Principal Amount:	US$300,000,000

Maturity Date:	September 3, 2025

Coupon (Interest Rate):	1.375%

Public Offering Price:	99.928% of face amount

Ranking:	Senior unsecured

Format:	SEC registered

Listing:	Listing approval has been received for the listing and quotation of the 2025 Notes on the SEHK.

Minimum Denomination:	US$200,000 and integral multiples of US$1,000 in excess thereof

Yield to Maturity:	1.390%

Spread to Benchmark Treasury:	1.100%

Benchmark Treasury:	T 0 1⁄4 07/31/25

Benchmark Treasury Price and Yield:	99-253⁄4/0.290%

Interest Payment Dates:	March 3 and September 3, commencing March 3, 2021

Interest Payment Record Dates:	February 16 and August 19

Optional Redemption:

Make Whole Call at any time prior to August 3, 2025 at a redemption price equal to the greater of 100% and a discount rate of the Treasury Yield plus 20 basis points.

Par Call at any time from or after August 3, 2025 at a redemption price equal to 100%.

Trade Date:	August 26, 2020

Settlement Date:	September 3, 2020

CUSIP / ISIN:	88034PAA7 / US88034PAA75

Issue Ratings*:	Moody’s: A2; S&P:A; Fitch: A

Issuer Ratings**:	Moody’s: A2; S&P:A; Fitch: A

Joint Bookrunners and Joint Lead Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC Goldman Sachs (Asia) L.L.C. Morgan Stanley & Co. LLC

Joint Lead Managers:	Bank of China (Hong Kong) Limited Credit Suisse Securities (USA) LLC Deutsche Bank AG, Hong Kong Branch The Hongkong and Shanghai Banking Corporation Limited Mizuho Securities Asia Limited

2.000% Notes due 2030 (the “2030 Notes”)

Issuer:	Tencent Music Entertainment Group

Principal Amount:	US$500,000,000

Maturity Date:	September 3, 2030

Coupon (Interest Rate):	2.000%

Public Offering Price:	99.595% of face amount

Ranking:	Senior unsecured

Format:	SEC registered

Listing:	Listing approval has been received for the listing and quotation of the 2030 Notes on the SEHK.

Minimum Denomination:	US$200,000 and integral multiples of US$1,000 in excess thereof

Yield to Maturity:	2.045%

Spread to Benchmark Treasury:	1.350%

Benchmark Treasury:	T 0 5⁄8 08/15/30

Benchmark Treasury Price and Yield:	99-10+/0.695%

Interest Payment Dates:	March 3 and September 3, commencing March 3, 2021

Interest Payment Record Dates:	February 16 and August 19

Optional Redemption:

Make Whole Call at any time prior to June 3, 2030 at a redemption price equal to the greater of 100% and a discount rate of the Treasury Yield plus 25 basis points.

Par Call at any time from or after June 3, 2030 at a redemption price equal to 100%.

Trade Date:	August 26, 2020

Settlement Date:	September 3, 2020

CUSIP / ISIN:	88034PAB5 / US88034PAB58

Issue Ratings*:	Moody’s: A2; S&P:A; Fitch: A

Issuer Ratings**:	Moody’s: A2; S&P:A; Fitch: A

Joint Bookrunners and Joint Lead Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC Goldman Sachs (Asia) L.L.C. Morgan Stanley & Co. LLC

Joint Lead Managers:	Bank of China (Hong Kong) Limited Credit Suisse Securities (USA) LLC Deutsche Bank AG, Hong Kong Branch The Hongkong and Shanghai Banking Corporation Limited Mizuho Securities Asia Limited

*	A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time. Each rating should be evaluated independently of any other rating.
**	See “Risk Factors — Risks Related to the Notes — Our credit ratings may not reflect all risks of your investments in the Notes.” in the preliminary prospectus supplement.

The issuer has filed a registration statement (including a prospectus) with the Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling BofA Securities, Inc., toll-free at 1-800-294-1322, J.P. Morgan Securities LLC, toll-free at 1-212-834-4533, Goldman Sachs & Co., an affiliate of Goldman Sachs (Asia) L.L.C., toll-free at 1-866-471-2526 or Morgan Stanley & Co. LLC, toll-free at 1-212-761-6691.

No PRIIPs Key Information Document (KID) has been prepared as not available to retail in the European Economic Area and in the United Kingdom.

Notice to Prospective Investors in Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.